Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc.	GendeLLindheim BioCom Partners
(609) 750-2324	(212) 918-4650

ORCHID CELLMARK REPORTS FOURTH QUARTER AND

FULL YEAR 2007 FINANCIAL RESULTS

PRINCETON, N.J., March 6, 2008 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the fourth quarter and full year of 2007.

Total revenues were essentially flat at $15.0 million for the fourth quarter of 2007 compared to $14.9 million for the fourth quarter of 2006. For the full year of 2007, revenues were $60.3 million compared to $56.9 million for the full year of 2006. Revenues for the fourth quarter of 2007 as compared to the fourth quarter of 2006 increased slightly due to increased revenue associated with the acquisition of ReliaGene in October 2007, offset by lower volume of U.K. agricultural testing services and U.S. forensic casework. Revenues for the full year of 2007 increased by $3.4 million as compared to 2006 due to increases in U.S. and U.K. forensic revenues and the impact of the ReliaGene acquisition partially offset by decreases in U.K. agricultural and government and private paternity revenues in the U.S.

Gross margin for the fourth quarter of 2007 was 30% compared to a gross margin of 36% for the fourth quarter of 2006. Gross margin for the fourth quarter of 2007 as compared to the fourth quarter of 2006 was negatively impacted by decreased testing volumes in U.K. agricultural testing services and U.S. forensic casework and costs associated with expanding our U.K. capabilities and capacity in anticipation of new tender awards. Gross margin for the full year of 2007 was 33% compared to a gross margin for the full year of 2006 of 30%. The increase in gross margin for the full year of 2007 compared to 2006 primarily reflects improved pricing in U.S. forensic casework and CODIS testing services and operating cost efficiencies, partially offset by reduced gross margin contribution associated with the reduced U.K. agricultural testing services.

Total operating expenses, excluding cost of service revenue, for the fourth quarter of 2007 were $5.8 million compared to $6.3 million for the fourth quarter of 2006. Operating expenses, excluding cost of service revenue, decreased from $29.2 million in 2006 to $24.2 million in 2007. These declines were primarily due to a decline in U.S. general and administrative, marketing and sales, and restructuring expenses resulting from our continued focus on reducing expenses.

The company’s operating loss for the fourth quarter of 2007 was $1.3 million, compared to an operating loss of $956 thousand for the fourth quarter of 2006. The operating loss for the full year of 2007 was $4.1 million compared to $12.0 million in 2006. The increase in operating loss for the fourth quarter of 2007 compared to the fourth quarter of 2006 was principally due to the reduction in gross margin for the quarter compared to the same period in 2006 partially offset by a reduction in operating expenses, primarily reduced general and administrative expenses. The $7.9 million decrease in the operating loss for the full year of 2007 compared to 2006 primarily reflects stronger gross margins for the full year of 2007 coupled with lower operating expenses.

Orchid Cellmark reported net income of $168 thousand, or $0.01 per share, for the fourth quarter of 2007, compared to a net income of $885 thousand, or $0.03 per share, for the fourth quarter of 2006. The net loss for the full year of 2007 was $3.0 million, or $(0.10) per share, compared to a net loss of $11.3 million in 2006, or $(0.45) per share. The fourth quarters of 2007 and 2006 include proceeds from the sale of state net operating losses of $1.1 million and $749 thousand, respectively, which are reflected as reductions of income tax expense in the respective quarters and which positively impacted our net results.

At December 31, 2007, cash and cash equivalents were $20.9 million and restricted cash was $958 thousand. In the fourth quarter of 2007, cash provided by operations was $1.9 million and cash used for capital expenditures was $61 thousand. In the fourth quarter of 2007, Orchid Cellmark completed the acquisition of ReliaGene, a provider of forensic and paternity DNA testing services based in New Orleans, Louisiana. The net aggregate purchase price was $5.4 million in cash and 560,539 shares of Orchid Cellmark common stock (valued at $2.9 million). As a result of the ReliaGene acquisition, Orchid Cellmark assumed $240 thousand of short-term and $525 thousand of long-term debt, of which $188 thousand is current, as of December 31, 2007.

Orchid Cellmark recently was awarded a significant portion of the work that it bid for in the North West/South West and Wales regional tender (internally referred to as the mega tender) primarily for DNA related work. The award followed a lengthy competitive bidding process. Under the award, Orchid Cellmark will provide forensic services for several police forces from this region and will carry out DNA testing of database crime scene samples, forensic casework and PACE samples (DNA database under the Police and Criminal Evidence Act). It is anticipated that work from this award will commence in the second quarter of 2008 after the completion of contracts with each of the police forces. Also in the U.K., as previously reported, Orchid Cellmark performs forensic testing services for several police forces in the U.K. through an arrangement with LGC, the successor to Forensic Alliance Ltd. The agreement with LGC was terminated effective July 15, 2007, and although Orchid Cellmark has been continuing to provide its services through subcontract extension agreements, LGC will likely seek to provide DNA services directly to two key police forces in the U.K. that are presently serviced by Orchid Cellmark.

Thomas Bologna, President and Chief Executive Officer of Orchid Cellmark commented, “The forensics market in the U.K. is in a state of transition as an increasing amount of work is awarded through the tendering process. We believe we are well positioned to capitalize on this transition, as evidenced by our success with the mega tender.” Mr. Bologna continued, “Orchid Cellmark believes that the remaining police forces in the U.K. will tender their forensics work through the National Procurement Plan which is expected to be implemented this year with the police forces going to tender over the subsequent 18-month period. We believe the National Procurement tender process is an opportunity for us to realize further new incremental business and also regain some or all of the work that we are at risk of losing under our subcontract arrangement with LGC.”

Mr. Bologna continued, “Looking at 2007 relative to 2006, we feel we did well both strategically and financially. Our 2007 operating loss decreased by approximately two-thirds and the purchase of ReliaGene is consistent with our plan to grow the company through acquisitions.” Mr. Bologna added, “The fourth quarter of 2007, however, proved to be challenging, primarily as a result of a decline in U.S. forensic casework as well as the anticipated decrease in our U.K. agricultural revenue due to a government policy change to test only male sheep under the U.K. government National Scrapie Plan.”

Mr. Bologna concluded, “All in all, I believe we are making good progress on many fronts but the very nature of our business is such that it is sometimes quite variable and it is clearly in a state of transition. We have a logical and disciplined approach to capitalize on growing market opportunities; we have a good cash position; we have shown that we can compete well in the U.K. on a direct basis with other U.K. forensics companies that are much larger than us as seen by the award to Orchid Cellmark of a significant portion of the DNA related work in the mega tender; and we are demonstrating our ability to seek, acquire and effectively integrate businesses into our operations.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, March 6, 2008 at 10:00 am EST. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 37503567. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site, www.orchid.com. The webcast will be available for replay for 90 days after the conference call.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook, the anticipation that work from the North West/South West and Wales regional tender award will commence in the second quarter of 2008 after the completion of contracts with each of the police forces, the belief that the remaining police forces in the U.K. will tender their forensics work through the National Procurement Plan which is expected to be implemented later this year with the police forces going to tender over the subsequent 18-month period and the belief that the National Procurement tender process is an opportunity for Orchid Cellmark to realize further new incremental business and also regain some or all of the work that it is at risk of losing under its current arrangement with LGC. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the risk that we are not able to continue providing services to two key police forces in the U.K. under our current arrangement with LGC or that we are not able to regain or replace this work if our arrangement with LGC is terminated and/or if LGC provides testing services directly to these police forces, the risk that the amount of revenue resulting from the North West/South West and Wales regional tender in the U.K. is not significant, the risk that implementation of the work from the North West/South West and Wales regional tender in the U.K. is delayed, Orchid Cellmark’s ability to timely and successfully integrate ReliaGene’s business, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and twelve months ended December 31, 2007 and 2006

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006
Revenues:
Service revenues	$14,948	$14,875	$60,048	$56,566
Other revenues	33	37	255	288

Total revenues	14,981	14,912	60,303	56,854

Operating expenses:
Cost of service revenues	10,451	9,558	40,230	39,705
Research and development	213	318	1,045	1,228
Marketing and sales	1,521	1,307	6,021	6,766
General and administrative	3,638	4,332	15,385	18,980
Restructuring	—	(90)	(75)	437
Amortization of intangible assets	469	443	1,806	1,765

Total operating expenses	16,292	15,868	64,412	68,881

Operating loss	(1,311)	(956)	(4,109)	(12,027)
Other income, net	345	778	1,162	899

Loss before income tax expense	(966)	(178)	(2,947)	(11,128)
Income tax expense (benefit)	(1,134)	(1,063)	20	143

Net income (loss)	$168	$885	$(2,967)	$(11,271)

Basic and diluted net income (loss) per share	$0.01	$0.03	$(0.10)	$(0.45)

Shares used in computing basic net income (loss) per share:	29,711	26,505	29,583	24,892

Shares used in computing diluted net income (loss) per share:	29,810	26,530	29,583	24,892

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2007 and December 31, 2006

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets:
Current assets
Cash and cash equivalents	$20,918	$24,144
Accounts receivable, net	9,516	11,603
Inventory	1,443	1,072
Prepaids and other current assets	2,151	1,751

Total current assets	34,028	38,570
Fixed assets, net	7,440	8,469
Goodwill	9,519	2,321
Other intangibles, net	9,694	9,755
Restricted cash	958	958
Other assets	490	543

Total assets	$62,129	$60,616

Liabilities and Stockholders' Equity:
Current liabilities
Accounts payable	$2,027	$2,417
Accrued expenses and other current liabilities	4,611	4,342
Income taxes payable	543	1,013
Short-term debt and current portion of long-term debt	428	—
Deferred revenue	964	825

Total current liabilities	8,573	8,597
Other liabilities	1,123	1,113

Total liabilities	9,696	9,710
Total stockholders' equity	52,433	50,906

Total liabilities and stockholders' equity	$62,129	$60,616